Exhibit 5.1

CONNER &WINTERS

ATTORNEYS & COUNSELORS AT LAW

OKLAHOMA CITY

Irwin H. Steinhorn

John W. Funk

Jared D. Giddens

Robin F. Fields

Kiran A. Phansalkar

Victor F. Albert

Mitchell D. Blackburn

Mark H. Bennett

Bryan J. Wells

Laura McCasland Holbrook

J. Dillon Curran

C. Brad Williams

Justin L. Pybas

John J. Griffin

Crystal A. Johnson

Peter B. Bradford

TULSA

Henry G. Will

Joseph J. McCain, Jr.

Lynnwood R. Moore, Jr. Robert

A. Curry

Steven W. McGrath

D. Richard Funk

J. Ronald Petrikin

Larry B. Lipe

James E. Green, Jr.

Martin R. Wing

John W. Ingraham

Andrew R. Turner

Gary L. Betow

Gentra Abbey Sorem

R. Kevin Redwine

Tony W. Haynie

Bruce W. Freeman

David R. Cordell

C. Raymond Patton, Jr.

Paul E. Braden

Robert J. Melgaard

P. Scott Hathaway

Lawrence A. Hall

Timothy T. Trump

Mark E. Dreyer

Teresa Meinders Burkett

Nancy E. Vaughn

Mark D. Berman

Katherine G. Coyle

Beverly K. Smith

Melodie Freeman-Burney

R. Richard Love III

Robert D. James

Stephen R. Ward

Jeffrey R. Schoborg

Anne B. Sublett

J. Ryan Sacra

Jason S. Taylor

Katy Day Inhofe

Julia Forrester-Sellers

Conner & Winters, LLP 1700 One Leadership Square 211 North Robinson Oklahoma City, Oklahoma 73102-7101 405-272-5711 Fax 405-232-2695 www.cwlaw.com __________

Melinda L. Kirk

Debra R. Stockton

P. Bradley Bendure

Kathryn J. Kindell

Alissa A. Hurley

Jed W. Isbell

Paige N. Shelton

Jason B. Coutant

Allison McGrath Gardner

Elizabeth G. Zeiders

David S. Randolph

Kathryn S. Burnett

William G. von Glahn

Bob F. McCoy

Lynn P. Mattson

James R. Ryan

Russell H. Harbaugh, Jr.

David O. Cordell

NORTHWEST ARKANSAS

John R. Elrod[1]

Greg S. Scharlau

Vicki Bronson

Todd P. Lewis[1]

P. Joshua Wisley

Kerri E. Kobbeman[2]

Terri Dill Chadick

Charles E. Scharlau[1]

WASHINGTON, D.C.

G. Daniel Miller[1]

Donn C. Meindertsma[1]

Rabeha S. Kamaluddin[3]

Henry Rose[1]

Erica L. Summers[1]

HOUSTON, TEXAS

Randolph L. Jones, Jr.

DALLAS, TEXAS

Kevin H. Good[1]

JACKSON, WYOMING

Randolph L. Jones, Jr.

SANTA FE, NEW MEXICO

Douglas M. Rather

Benjamin C. Conner

1879-1963

John M. Winters, Jr.

1901-1989

[1]Not Admitted in Oklahoma

[2]Not Admitted in Arkansas

[3]Admitted only in California; admission

in the District of Columbia pending;

supervision by Donn C. Meindertsma, a

member of the District of Columbia Bar

October 17, 2007

LSB Industries, Inc.

16 South Pennsylvania

Oklahoma City, OK 73107

Re:	LSB Industries, Inc.; Amendment No. 1 to Registration Statement on S-1, SEC File No. 333-145721; Our File No. 7033-0017

Gentlemen:

We have acted as counsel for LSB Industries, Inc., a Delaware corporation (the “Company”), in connection with the preparation by the Company of a registration statement on Form S-1, as amended by the Amendment No. 1, SEC file no. 333-145721 (the “Registration Statement”) for filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of (a) $60,000,000 principal amount of the Company’s 5.5% Convertible Senior Subordinated Debentures due 2012 (the “Debentures”), governed by the Indenture, dated as of June 27, 2007 (the “Indenture”), between the Company and UMB Bank, n.a., as trustee, and (b) an aggregate of 2,746,500 shares of the Company’s common stock, par value $.10 per share, comprised of the following:

(i)	up to 2,184,000 shares, subject to adjustment in accordance with the Indenture, issuable upon conversion of the Debentures (the “Conversion Shares”);

(ii)	450,000 shares (the “Jayhawk Shares”) owned by Jayhawk Institutional Partners, L.P. (“Jayhawk Institutional”) and acquired from the Company pursuant to the Subscription Agreement, dated March 25, 2003, by and between the Company and Jayhawk Institutional (the “Subscription Agreement”); and

LSB Industries, Inc.

October 17, 2007

(iii)	112,500 shares issuable to Jayhawk Institutional upon the exercise of warrants (the “Warrant Shares”), pursuant to the Warrant Agreement, dated March 25, 2003 between the Company and Jayhawk Institutional (the “Warrant Agreement”), subject to adjustment in accordance with the Warrant Agreement.

We have examined the Amended and Restated Articles of Incorporation, as amended, and the Restated Bylaws of the Company, as amended, the Registration Statement, the Indenture, the Subscription Agreement and the Warrant Agreement. We have also (a) examined such certificates of public officials and of corporate officers and directors of the Company and such other documents and matters as we have deemed necessary or appropriate, (b) relied upon the accuracy of facts and information set forth in all such documents, and (c) assumed the genuiness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals from which all such copies were made.

In our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder. We have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery of such documents by the parties to such documents, other than the Company, and the validity and binding effect thereof with respect to such parties.

Based on the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that:

(a)	the Debentures have been duly authorized, executed and delivered by the Company;

(b)	the Debentures constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms;

(c)	the Conversion Shares have been duly authorized, and when issued upon conversion of the Debentures, in accordance with the terms of the Debentures and the Indenture, will be validly issued, fully paid and non-assessable shares of common stock of the Company;

(d)	the Jayhawk Shares are duly authorized, validly issued, fully paid and non-assessable shares of common stock of the Company; and

(e)	the Warrant Shares have been duly authorized, and when issued upon exercise of the warrants in accordance with the terms of the Warrant Agreement, will be validly issued, fully paid and non-assessable shares of common stock of the Company.

LSB Industries, Inc.

October 17, 2007

Our opinion set forth above is subject to the effects of bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

We are members of the bar of the State of Oklahoma. Our opinion expressed above is limited to the laws of the State of Oklahoma and the federal laws of the United States of America, and we do not express any opinion herein concerning the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus constituting a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

Sincerely,

CONNER & WINTERS, LLP

/s/ Conner & Winters, LLP